                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number      001-14767
                                                             -------------------

                             U.S. REMODELERS, INC.
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            (Exact name of registrant as specified in its charter)

 1341 W. Mockingbird Lane, Suite 900 East, Dallas, Texas 75247  (214) 267-2000
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   (Address, including zip code, and telephone number, including area, code, of registrant's principal executive offices)

    Units (each comprised of one share of Common Stock and one Redeemable
      Common Stock Purchase Warrant); Common Stock, par value $.01, and
                   Redeemable Common Stock Purchase Warrants
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           (Title of each class of securities covered by this Form)

                                Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [_]         Rule 12h-3(b)(1)(i)      [X]
Rule 12g-4(a)(1)(ii)      [_]         Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(2)(i)       [_]         Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(ii)      [_]         Rule 15d-6               [_]

     Approximate number of holders of record as of the certification or notice
date:       18
     -----------------

Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Remodelers, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    U.S. REMODELERS, INC.


Date:  April 6, 1999                By:       /s/ Murray H. Gross
                                       ----------------------------------------
                                       Murray H. Gross, President and Chief
                                       Executive Officer